Exhibit 2.2

LOAN AND SECURITY AGREEMENT

dated as of July 1, 2020

among

UMB BANK, N.A.,
as Lender

and

SCOTT’S LIQUID GOLD-INC.,
SLG CHEMICALS, INC.,
and
NEOTERIC COSMETICS, INC.,
as Borrowers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES
EXHIBIT A	Borrowing Base Certificate
EXHIBIT B	Compliance Certificate
EXHIBIT C	Suretyship Provisions and Waivers

Schedule 1.1	Tort Claims
Schedule 5.1(a)	Organization; Power; Qualification
Schedule 5.1(c)	Subsidiaries, Parents and Affiliates; Capitalization
Schedule 5.1(i)	Debt and Contingent Liabilities
Schedule 5.1(j)	Litigation
Schedule 5.1(m)	ERISA
Schedule 5.1(p)	Locations of Inventory and Equipment
Schedule 5.1(q)	Place of Business
Schedule 5.1(r)	Corporate and Fictitious Names; Trade Names
Schedule 5.1(s)	Intellectual Property
Schedule 5.1(w)	Deposit Accounts
Schedule 5.1(y)	Material Agreements
Schedule 9.3	Permitted Debt
Schedule 9.4	Permitted Liens

-v-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of July 1, 2020, is executed by and among umb bank, n.a. (together with its successors and assigns, “Lender”), SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“SLG”), SLG CHEMICALS, INC., a Colorado corporation (“Chemicals”), and NEOTERIC COSMETICS, INC., a Colorado corporation (“NC”, and together with SLG and Chemicals, collectively, “Borrowers” and each, a “Borrower”).  Lender and Borrowers hereby agree as follows:

ARTICLE I- DEFINITIONS

Section 1.1Definitions.  When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“Account Debtor” means a Person who is obligated on an account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Affiliate” of a Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, such former Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Aggregate Facility Amount” means, as of any date, the sum of (a) the Revolving Facility Limit on such date and (b) the aggregate outstanding principal amount of the Term Loan on such date.

“Agreement” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which a Loan Party or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a governmental authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Availability” means, as of any date, the positive difference between (i) the Borrowing Base on such date and (ii) the outstanding principal amount of the Revolving Loans on such date.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by UMB:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) lockboxes, or (f) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to UMB irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising in connection with Bank Products, and (b) all amounts that Lender is obligated to pay to UMB as a result of Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, UMB with respect to the Bank Products provided by UMB to a Loan Party or its Subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code.

“Base Rate” means, as of any date of determination, a per annum rate equal to the higher of (a) 1.00%, or (b) the LIBOR Rate in effect on such date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Lender.

“Beneficial Ownership Regulation”  means 31 C.F.R. §1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

“Biz/Dryel Acquisition” means the acquisition of the Biz/Dryel Purchased Assets by Chemicals pursuant to the Biz/Dryel Purchase Agreement.

“Biz/Dryel Purchase Agreement” means that certain Asset Purchase dated as of June 25, 2020 by and among Sweep Acquisition Company, a Delaware corporation and CR Brands, Inc., collectively as sellers, and Chemicals, as buyer.

“Biz/Dryel Purchase Documents” means, the Biz/Dryel Purchase Agreement, the Transition Services Agreement and all instruments, agreements and documents entered into in connection therewith.

“Biz/Dryel Purchased Assets” means the Acquired Assets (as defined in the Biz/Dryel Purchase Agreement) purchased by Chemicals pursuant to the Biz/Dryel Purchase Agreement.

“Borrower” and “Borrowers” have the meaning prescribed for such terms in the preamble paragraph of this Agreement.

“Borrower Agent” has the meaning prescribed to such term in Section 11.23.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(a)85% (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the Net Amount of Eligible Accounts; plus

(b)the least of:

(i)50% (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the Net Amount of Eligible Inventory;

(ii)85% (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the Net Orderly Liquidation Value of Eligible Inventory; plus; and

(iii)$4,800,000, minus

(c)the Earnout Accrued Reserve Amount, minus

(d)the sum of all Reserves.

Without limiting Lender’s Permitted Discretion to implement other Reserves, Lender shall have the option to institute Reserves with respect to Eligible Accounts in the event that dilution exceeds 5.00% such that the advance rate on such account shall be reduced by 1.00% for each percentage of dilution in excess of 5.00%.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto or otherwise in a form acceptable to Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California, are authorized or required by law to remain closed, or is a day when Lender is otherwise closed.

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets that are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means Debt represented by obligations under a Capitalized Lease, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) other than the Significant Equity Holder shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of SLG, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) other than SLG shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of any Loan Party (other than SLG), (c) any Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests in each of its respective Subsidiaries (if any), (d) any “change of control” or similar event under any Subordinated Debt shall occur or (e) any event, transaction or occurrence as a result of which Mark Goldstein shall for any reason cease to be actively engaged in the day-to-day management of Borrowers in the role he serves on the Closing Date, unless an interim or permanent successor reasonably acceptable to Lender is appointed within sixty (60) days.

“Closing Date” means the date on which all conditions precedent set forth in Article IV have been satisfied or waived in writing by Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means and includes all of each Loan Party’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of such Loan Party’s right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired:  (a) all accounts, (b) all inventory, (c) all equipment and fixtures, (d) all contract rights, (e) all general intangibles, including without limitation payment intangibles and software, (f) all Intellectual Property, (g) all securities accounts, deposit accounts, cash, money, drafts, certificates of deposit, and general and special deposits, (h) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), (i) all instruments, (j) all chattel paper, including without limitation, electronic chattel paper, (k) all goods and all accessions thereto, (l) all healthcare-insurance receivables, (m) all leases, (n) all reporting obligations, (o) all documents, (p) all letter of credit rights, (q) all insurance and certificates of insurance pertaining to any and all items of Collateral, (r) all books and records, (s) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (t) all cash deposited with any Affiliate of Lender, (u) all commercial tort claims, including, without limitation, those described on Schedule 1.1 hereto, if any, and (v) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form; provided, however, that “Collateral” shall not include the Excluded Property.

“Collections Account” means a deposit account maintained with a depository institution acceptable to Lender, which is subject to an account control agreement, in form and substance satisfactory to Lender, granting Lender sole control and dominion over such deposit account, or, if applicable, the special accounts maintained with UMB in the name of Lender, for the benefit of Borrowers, over which Lender alone has the power of withdrawal.

“CPP” means, Colorado Product Concepts, Inc., a Colorado corporation.

“Compliance Certificate” has the meaning prescribed to such term in Section 8.2.

“Contingent Liability” any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Liabilities shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Liability) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Contract Rate” means (a) with respect to the Revolving Loans, a per annum rate equal to the sum of the Base Rate in effect from time to time plus 3.75% , (b) with respect to the Term Loan, a per annum rate equal to the sum of the Base Rate in effect from time to time plus 4.50%, and (c) with respect to all other Obligations, a per annum rate equal to the sum of the Base Rate in effect from time to time plus 4.50%.  Notwithstanding anything to the contrary set forth herein, if at any time the Contract Rate determined as provided above would be less than 3.50% per annum, then the Contract Rate shall be deemed to be 3.50% per annum.

“Cross Aging Percentage” means 25% of the aggregate balance of all accounts owing by a particular Account Debtor.

“Current Assets” shall mean, at a particular date, all cash, cash equivalents, accounts and inventory of SLG and its Subsidiaries and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of SLG and its Subsidiaries as at such date; provided, however, that such amounts shall not include (a) any amounts for any Debt owing by an Affiliate of SLG or any of its Subsidiaries, unless such Debt arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of SLG or any of its Subsidiaries, or (c) the cash surrender value of any life insurance policy.

“Current Liabilities” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of SLG and its Subsidiaries as at such date, but in any event including the amounts of (a) all Debt of SLG and each of its Subsidiaries payable on demand, or, at the option of the Person to whom such Debt is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Debt of SLG and each of its Subsidiaries (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Debt payable on demand or, at the option of the Person to whom such Debt is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

“Debt” means, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capitalized Lease Obligations, but excluding trade payables arising in the ordinary course of business that are not past due by more than 90 days, (b) all reimbursement obligations under letters of credit, (c) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (d) all Contingent Liabilities of such Person, (e) all Disqualified Equity Interests, including all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, and (f) in the case of Borrowers, the Loans.  For the avoidance of doubt, the amount of the Earn-Out Payment (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date) shall not be considered to be Debt for any purposes under this Agreement or the other Loan Documents.

“Debt to be Repaid” means the Debt owing on the Closing Date to JPMorgan Chase Bank, N.A..

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Default Rate” means the applicable Contract Rate plus 2.00% per annum.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security of other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to six months after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to six months after the Maturity Date, (e) provides the holders of such Equity Interest thereof with any rights to receive any cash upon the occurrence of a change of control prior to six months after the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (f) is prohibited by the terms of this Agreement.

“Division” means an action or series of actions taken under Applicable Law pursuant to which a limited liability company divides itself into two or more limited liability companies and allocates its assets among the resulting limited liability companies.

“Dollar” and “$” means freely transferable United States dollars.

“Earnout Accrued Reserve Amount” means during the Earnout Period, (a) at all times prior to the final determination of the Earn-Out Payment (as defined in and calculated in accordance with the Biz/Dryel Purchase Agreement), with respect to each day during each full or partial month which occurs during such portion of the Earnout Period, an amount equal to the product of (i) three times (ii) the Earnout Estimated Average Contribution Margin as of the month most recently ended prior to such day, and (b) at all times on and after final determination of the Earn-Out Payment (as defined in and calculated in accordance with the Biz/Dryel Purchase Agreement), with respect to each day during each full or partial month which occurs during such portion of the Earnout Period, an amount equal to (i) the amount of the Earn-Out Payment (as defined in and calculated in accordance with the Biz/Dryel Purchase Agreement) less any installment payments of such Earn-Out Payment which have been paid by Borrowers in accordance with the terms of the Biz/Dryel Purchase Agreement.

“Earnout Estimated Average Contribution Margin” means, as of the last day of each month ending during the Earnout Period, (a) the sum of the Contribution Margins (as defined in and calculated in accordance with the Biz/Dryel Purchase Agreement) during each full or partial month which has occurred during the Earnout Period divided by (b) two.

“Earnout Period” means, the period beginning on the first day of the Earn-Out Period (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date) and ending on the date the final installment of the Earn-Out Payment (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date) has been paid in full.

“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) for such period, plus (b) the interest expense for such period, plus (c) the provision for income taxes allocable to such period, plus (d) any depreciation or amortization expenses or other non-recurring non-cash charges incurred in determining Net Income (or Net Loss) for such period, plus (e) non-cash stock compensation expense to the extent included in determining Net Income (or Net Loss) for such period, plus, solely with respect to any period which includes any of the months ended below, the amounts set forth below opposite the month ended periods which are part of the period with respect to which EBITDA is being calculated:

Month Ending Period	Add Back Amount
June 30, 2019	$309,000
July 31, 2019	$334,000
August 31, 2019	$280,000
September 30, 2019	$301,000
October 31, 2019	$298,000
November 30, 2019	$218,000
December 31, 2019	$78,000
January 31, 2020	$324,000
February 29, 2020	$213,000
March 31, 2020	$366,000
April 30, 2020	$183,000
May 31, 2020	$183,000
June 30, 2020	$201,000

“Eligible Accounts” means all accounts of a Borrower which are deemed by Lender in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base.  In no event shall Eligible Accounts include the following:

(a)accounts that remain unpaid more than 90 days past their original invoice dates;

(b)accounts that remain unpaid more than 60 days after their original due dates;

(c)accounts owing by a single Account Debtor if more than the Cross Aging Percentage of such accounts is ineligible pursuant to clauses (a) or (b) above;

(d)accounts with respect to which the Account Debtor is an Affiliate of a Borrower;

(e)accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(f)accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the United States of America;

(g)accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

(h)accounts with respect to which any Borrower is or may be liable to the Account Debtor in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other account due from such Account Debtor;

(i)accounts owed by an Account Debtor, to the extent the amount owing thereon, exceeds the credit limit extended to such Account Debtor by any Borrower;

(j)accounts evidenced by a promissory note or other instrument or by chattel paper;

(k)accounts arising out of a sale not made in the ordinary course of any Borrower’s business;

(l)accounts with respect to which any of the following events has occurred as to the Account Debtor on such account:  death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under the Bankruptcy Code or similar proceeding, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern;

(m)accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or accounts with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the applicable Account Debtor;

(n)accounts that are not invoiced within 3 days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto by the applicable Account Debtor;

(o)accounts that are not invoiced within the period specified in the contract giving rise thereto or, with respect to such contract, pursuant to a documented change request of the applicable Borrower;

(p)accounts that are not subject to a first priority perfected security interest in favor of Lender;

(q)that portion of an account balance owed by a single Account Debtor which exceeds 15% of the aggregate Eligible Accounts (the “Concentration Limit”); provided, however, as it relates solely to accounts owing by (i) Amazon.com, Inc., such Concentration Limit means 30% of aggregate Eligible Accounts, (ii) Walmart Inc., such Concentration Limit means 30% of aggregate Eligible Accounts, and (iii) ULTA Beauty, Inc., such Concentration Limit means 30% of aggregate Eligible Accounts;

(r)accounts with respect to which the Account Debtor is located in any state that requires a Borrower to qualify to do business in such state or to file a business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such account, unless such Borrower is qualified to do business in such state or is in compliance with any such filing requirements;

(s)accounts which represent a progress billing;

(t)accounts with respect to which there exists any Lien in favor of any Person other than Lender, unless such Lien has been fully and unconditionally subordinated to Lender’s security interest pursuant to a written agreement in form and substance acceptable to Lender;

(u)accounts representing funds paid by vendors of any Borrower in connection with promotion of such vendors’ brands;

(v)accounts which are debit memos or chargeback accounts;

(w)accounts with respects to sales to individuals;

(x)accounts that Lender, in its Permitted Discretion, has determined to be ineligible.

“Eligible Inventory” means, as at any date of determination, all inventory owned by and in the possession of any Borrower and located in the United States of America that are deemed by Lender, in its Permitted Discretion, to be eligible for inclusion in the calculation of the Borrowing Base.  Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following is not Eligible Inventory:

(a) raw materials and work-in-process;

(b)finished goods which do not meet the specifications of the purchase order for such goods;

(c)inventory with respect to which Lender does not have a valid, first priority and perfected Lien;

(d)inventory with respect to which there exists any Lien in favor of any Person other than Lender, unless such Lien has been fully and unconditionally subordinated to Lender’s security interest pursuant to a written agreement in form and substance acceptable to Lender, or which has been consigned to a Borrower;

(e)packaging and shipping materials, products and labels;

(f)inventory that is slow-moving or obsolete or returned or repossessed or used goods taken in trade;

(g)inventory consisting of sub-assemblies;

(h)inventory produced in violation of the Fair Labor Standards Act, in particular provisions contained in Title 29 U.S.C. 215 (a)(i);

(i)customer-supplied inventory;

(j)inventory that is subject to any license or other agreement that limits, conditions, or restricts a Borrower’s or Lender’s right to sell or otherwise dispose of such inventory or is the subject of a claim that a Borrower’s use, marketing, sale, or distribution thereof violates the Intellectual Property rights or other rights of a Person other than such Borrower;

(k)inventory that is in transit or located at a location for which Lender does not have a valid landlord’s or warehouseman’s waiver or subordination on terms and conditions acceptable to Lender in its Permitted Discretion and inventory located at any location other than those listed on Schedule 5.1(p);

(l)inventory which is on consignment;

(m)inventory which is manufactured for a specific customer;

(n)inventory manufactured by Montagne Jeunesse; and

(o)inventory that Lender, in its Permitted Discretion, has determined to be ineligible.

“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” means any of the events specified in Section 10.1.

“Excess Cash Flow” shall mean, for any fiscal period, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, Non-Financed Capital Expenditures, taxes, dividends and distributions (other than dividends and distributions to a Loan Party), principal, interest, fees and other payments in respect of Debt, and other losses, charges or expenses added back in the calculation of EBITDA, plus decreases in Working Capital for such fiscal period, minus increases in Working Capital for such fiscal period, all calculated for SLG and its Subsidiaries on a consolidated basis.

“Excluded Property” means (a) any lease, license or contract to which a Loan Party is a party, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any person acting on behalf of a governmental authority) of which a Loan Party is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of the right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, such lease, license or contract or such license, consent, permit, variance, certification, authorization or approval (other than, in the case of clauses (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC or any other Applicable Law or principles of equity); (b) any equipment owned by a Loan Party on the date hereof or hereafter acquired that is subject to a purchase money lien or a Lien securing a Capitalized Lease Obligation permitted to be incurred hereunder if the contract or other agreement (or the documentation providing for such permitted purchase money debt or Capitalized Lease Obligations) in which such Lien is granted validly prohibits the creation of any other Lien on such equipment; and (c) any intent-to-use trademark application prior to the filing and acceptance of evidence of the use of such trademark in interstate commerce to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law; provided that (x) no accounts, inventory or other Collateral at any time included in the Borrowing Base shall be Excluded Property and (y) if any Excluded Property would otherwise constitute Collateral, then, immediately upon such property ceasing to constitute Excluded Property for any reason, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

“Existing Collection Accounts” means (a) account number 839390502 of Chemicals with JPMorgan Chase Bank, N.A., (b) account number 839397267 of NC with JPMorgan Chase Bank, N.A , and (c) account number 839506586 of SLGTAL with JPMorgan Chase Bank, N.A .

“Existing Lockboxes”  means U.S. Post Office Box(es) established for the receipt of proceeds associated with the Existing Collection Accounts.

“Facility Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which Borrowers terminate the loan facility contemplated hereunder pursuant to Section 3.4, (c) the date on which Lender’s commitment to make Loans is terminated pursuant to Section 10.2, and (d) the date the Obligations are accelerated pursuant to Section 10.2.

“Financial Statements” means, (a) with respect to financial statements dated as of a date prior to the Closing Date, (i) the balance sheet of SLG and its Subsidiaries for the fiscal year ended December 31, 2019, and the related statements of profit and loss and cash flows for the year ended on such date, audited by independent public accountants, and (ii) the unaudited balance sheet of SLG and its Subsidiaries as of

March 31, 2020, and the related statements of profit and loss and cash flows for the monthly period then ended, and (b) with respect to financial statements dated after the Closing Date, the financial statements delivered to Lender pursuant to Sections 8.1(a) and 8.1(b), respectively.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each calendar month for the twelve consecutive months then ending of (a) EBITDA for such period, minus cash taxes paid during such period, minus Non-Financed Capital Expenditures made during such period, minus all Restricted Payments paid or payable to a Person that is not a Loan Party made during such period to (b) without duplication, (i) cash interest expense paid or scheduled to be paid during such period, plus (ii) principal payments on Debt which were made or scheduled to be paid during such period (other than payments of principal of Revolving Loans (unless in conjunction with a permanent reduction in the Revolving Facility Limit)), plus (iii) payments on Capitalized Leases which were made or scheduled to be made during such period, all calculated for SLG and its Subsidiaries on a consolidated basis, provided that, with respect to any twelve month period (the “Applicable Period”) which includes any months ending from June 30, 2019 through June 30, 2020 (the “Pre-Closing Period”), clauses (b)(i) and (b)(ii) shall collectively be deemed to be equal to (A) an $100,000 per month for each month of the Pre-Closing Period which is contained in the Applicable Period plus (B) cash interest expense paid or scheduled to be paid during the portion of the Applicable Period after June 30, 2020 plus (C) principal payments on Debt which were made or scheduled to be paid during the portion of the Applicable Period after June 30, 2020 (other than payments of principal of Revolving Loans (unless in conjunction with a permanent reduction in the Revolving Facility Limit).

“GAAP” means generally accepted accounting principles and practices consistently applied.

“Guarantor” and “Guarantors” means, collectively, SLGTAL, CPP, and each other Person that guarantees the payment and performance of any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Obligations” means, for any Person that is an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act (“CEA”), any and all obligations (whether absolute or contingent and howsoever and whensoever created) of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the CEA arising, evidenced or acquired under (a) any and all Hedge Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreements, and (c) any and all renewals, extensions and modifications of any Hedge Agreements and any and all substitutions of any Hedge Agreements; provided, however the term Hedge Obligations shall not be deemed to include any Hedge Agreement, if at the time that Hedge Agreement is entered into, such Person is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.

“Indemnified Party” has the meaning prescribed to such term in Section 11.8.

“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, domain names, copyrights, works which are the subject of copyrights, trademarks and service marks (together with all goodwill in the foregoing), trade names, trade styles, trade secrets, whether or not registered or issued or subject to an application for registration or issuance and all rights (including all licenses) related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

“Intercompany Indebtedness” means Debt owing to (or from) a Loan Party from (or to) another Loan Party.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business and consistent with historical practices) or by making an Acquisition.

“Lender” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Lender’s Office” means the office of Lender located at South Grand Avenue, Suite 2200, Los Angeles, California 90071, or such other office as Lender may designate from time to time.

“LIBOR Rate” means, on any date of determination, the greater of (a) zero and (b) the rate of interest per annum reported on Reuters Screen LIBOR01 (or any successor page or other commercially available, generally recognized financial information source providing quotations of the London Interbank Offered Rate (“LIBOR”), as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month; provided that if Lender determines in good faith for any reason that (a) it is not reasonably possible to determine the LIBOR Rate, (b) the LIBOR Rate is no longer available or generally used in commercial loan transactions, or (c) it is no longer lawful for Lender to make Loans based on the LIBOR Rate, the Lender may in its reasonable discretion, acting in good faith, designate a replacement benchmark index for LIBOR and select a spread adjustment between LIBOR and such replacement benchmark index rate.  The determination of the LIBOR Rate by Lender shall be conclusive in the absence of manifest error.  The LIBOR rate shall be determined on the first Business Day of each calendar month.

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence, guarantee or secure the Obligations, and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement or the Loans.

“Loan Parties” means, collectively, each Borrower and each Subsidiary that is or may become a party to this Agreement from time to time as a “Guarantor”.

“Loans” means all loans and other advances made to Borrowers in connection with this Agreement, including, without limitation, the Revolving Loans and the Term Loan.

“Lockbox” means a U.S. Post Office Box(es) established for the receipt of proceeds of Collateral pursuant to an agreement in form and substance satisfactory to Lender.

“Material Adverse Change” means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

“Maturity Date” means July 1, 2023.

“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of California applicable to Lender and such Debt or, to the extent permitted by law, under Applicable Law of the United States and the State of California which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Law now allows.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

“Net Amount” means (a) with respect to Eligible Accounts at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed and (b) with respect to Eligible Inventory at any time, the lesser of cost value or market value thereof, determined in a manner reasonably acceptable to Lender, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”

“Net Orderly Liquidation Value” means as to any applicable property, the net orderly liquidation value of such property expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such property performed by an appraiser and on terms satisfactory to Lender.

“Net Worth” means, with respect to a given person, the total shareholders’ or members’ equity (including Equity Interests, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.

“Non-Financed Capital Expenditures” means Capital Expenditures that are made with funds other than funds obtained from a seller of the capital assets, by a lender, lessor or another financial institution, including, without limitation, Lender, for the specific purpose of making such Capital Expenditure; provided, however, that Capital Expenditures funded from advances under the Revolving Loans shall be considered Non-Financed Capital Expenditures.

“Obligations” means: (a) all Loans, or other advances made by Lender to any Borrowers pursuant to this Agreement or otherwise, (b) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to any Borrower, whether or not the advances or value are given pursuant to a commitment and whether or not such Borrower is indebted to Lender at the time of such advance; (c) any and all other debts, liabilities and obligations of every kind and character of any Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than an Loan Party (it being contemplated that Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced; (d) any and all other debts, liabilities and obligations of every kind and character of any Borrower to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than a Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced; (e) interest on all of the debts, liabilities and obligations set forth above (including interest accruing after the filing of any bankruptcy or similar petition); (f) all Bank Product Obligations; (g) all outstanding Protective Advances; (h) all costs, fees and expenses payable by any Borrower to Lender or any Affiliate of Lender pursuant to any of the Loan Documents; (i) any and all renewals, extensions, modifications and increases of the debts, liabilities and obligations set forth above, or any part thereof; and (j) all Hedge Obligations.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

“Operating Lease Right-of-Use”  means the operating lease associated with 8400 E. Crescent Parkway, Suite 450 Greenwood Village, Colorado  80111 that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Debt” means (a) the Obligations, (b) Debt constituting purchase money indebtedness or Capitalized Lease Obligations in aggregate amount outstanding not to exceed $500,000, (c) the Subordinated Debt, (d) Intercompany Indebtedness, (e) Debt existing on the Closing Date and described on Schedule 9.3 attached hereto and made a part hereof, (f) other unsecured Debt in an amount not to exceed $50,000 at any time outstanding, and (g) extensions, refinancings, renewals, or refundings of any items of Permitted Debt, provided that (i) the principal amount is not increased and (ii) the terms are not modified to impose more burdensome terms upon the applicable Loan Party, including, without limitation, with respect to amortization, maturity or interest rate.

“Permitted Discretion” means a determination made by Lender in good faith and in the exercise of commercially reasonable business judgment (from the perspective of a secured asset-based lender) and in accordance with customary business practices of Lender for asset-based lending transactions of the type evidenced by this Agreement.

“Permitted Investments” means Investments of Loan Parties in (a) negotiable certificates of deposit issued by any commercial bank having capital and surplus in excess of $100,000,000, (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of repurchase of not more than one year and repurchase agreements relating to the same, and (c) their respective Subsidiaries which are Loan Parties and which such Investments were made on or before the Closing Date, in each case as described on Schedule 5.1(c) attached hereto and made a part hereof.

“Permitted Liens” means: (a) Liens which constitute purchase money security interests or arise in connection with Capitalized Leases (and attaching only to the property being purchased or leased) permitted under clause (b) of the definition of Permitted Debt and extensions, renewals and replacements thereof which constitute Permitted Debt; provided that any such Lien attaches to such property within 15 days of the acquisition thereof and attaches solely to the property so acquired or leased, (b) Liens in favor of Lender or its Affiliates, (c) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such Liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender, (d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h), and (e) the Liens existing on the Closing Date and described on Schedule 9.4 attached hereto and made a part hereof.

“Permitted Transfers” means: (a) sales of inventory in the ordinary course of business, (b) dispositions of used, obsolete, worn out or surplus equipment or property in the ordinary course of business in an aggregate amount not to exceed $250,000 per fiscal year, (c) use of cash or cash equivalents in the ordinary course of business, in each case to the extent not otherwise prohibited by the terms of the Loan Documents, and (d) sales of Permitted Investments which constitute Permitted Investments pursuant to clauses (a) or (b) of the definition of Permitted Investments, in the ordinary course of business, in each case to the extent not otherwise prohibited by the terms of the Loan Documents.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Prime Rate” means the rate per annum published from time to time by The Wall Street Journal as the base rate for corporate loans at large commercial banks (or if more than one such rate is published, the higher or highest of the rates so published).  If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal.  Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.  Any change in the Prime Rate shall become effective on the day of such change.

“Protective Advance” has the meaning prescribed to such term in Section 11.18.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.

“Registered Intellectual Property” means Intellectual Property that is registered, issued or subject to a pending application for registration or issuance before a governmental authority or domain name registrar.

“Reserve” means, as of any date of determination, an amount from time to time established by Lender in its Permitted Discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory, which could affect the enforceability, perfection or priority of Lender’s Lien on the Collateral or which does or would with notice or passage of time or both, constitute an Event of Default.  The “Reserve,” if any from time to time, does not represent cash funds.

“Restricted Payments” means, with respect to any Person, (a) the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any Equity Interests (excluding distributions made solely in shares of stock of the same class) or any other payment by such Person in respect of Equity Interests, (c) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt which ranks junior to the payment, or as to the distribution of assets upon any liquidation, dissolution or winding up of such Person to the Obligations, whether as a matter of contract or law (including, without limitation, any Subordinated Debt), (d) the payment by any Person of the principal amount of or interest on any Debt (other than trade debt in the ordinary course) owing to an Affiliate of such Person, or (e) the payment of any management fees or similar fees to any Person, including, without limitation, any holders of its Equity Interests or any Affiliate thereof.

“Revolving Facility Limit” means $7,000,000.

“Revolving Loan” has the meaning prescribed to such term in Section 2.1.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Loan Party or any of its Subsidiaries.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is:  (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Schedule of Accounts” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(a).

“Schedule of Inventory” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(c).

“Significant Equity Holder” means Mark Goldstein or any successor or assign thereof approved by Lender in its sole and absolute discretion.

“SLGTAL” means, SLG Touch-A-Lite, Inc., a Colorado corporation.

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the total liabilities of such Person and which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged, and when used in connection with any Loan Party, that all of the foregoing requirements are true after giving effect to the transactions contemplated hereby, and that such Loan Party will not be rendered insolvent by the execution and delivery of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

“Subordinated Debt” means Debt owing by a Loan Party to a third Person that has been (a) approved in writing by Lender and (b) subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Debt containing terms acceptable to Lender in its sole and absolute discretion.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other legal entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint a majority of other comparable managers) of such corporation, partnership, limited liability company, or other legal entity.

“Tangible Net Worth” means (a) the Net Worth of SLG and its Subsidiaries on a consolidated basis at the time in question, less (b) with respect to SLG and its Subsidiaries on a consolidated basis the amount of all intangible items (e.g. goodwill, noncompetition agreements, Intellectual Property, franchises, organization or research and development costs), amounts due from Affiliates, employees, officers, managers, directors, members and shareholders, the Operating Lease Right-of-Use and all other items which should properly be treated as intangibles in accordance with GAAP, less (c) deferred tax liabilities of SLG and its Subsidiaries, plus (d) Subordinated Debt of SLG and its Subsidiaries, all calculated for SLG and its Subsidiaries on a consolidated basis.

“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“Term Loan” has the meaning prescribed to such term in Section 2.3.

“Total Facility Limit” means $10,000,000.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of July 1, 2020 by and among CR Brands, Inc., a Delaware corporation, Sweep Acquisition Company, a Delaware corporation, and Chemicals.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California, including without limitation, any amendments thereto which are effective after the date hereof or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UMB” means UMB Bank, N.A. a national banking association.

“Unfunded Vested Liabilities” means the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of Loan Parties’ most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of a Loan Party or any ERISA Affiliate to the PBGC under Title IV of ERISA.  In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Benefit Plan benefits is determined.

“Working Capital” at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

Section 1.2UCC Terms.  Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, electronic chattel paper, equipment, financial assets, fixtures, general intangibles, goods, instruments, investment property, inventory, proceeds, security, security certificates and tangible chattel paper), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

Section 1.3Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of SLG and its Subsidiaries referenced in Section 5.1(l).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or Lender shall so request, Lender and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4Interpretative Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, and (iii) references to any Person shall be deemed to include such Person’s successors and permitted assigns.

(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

ARTICLE II- LOANS

Section 2.1Revolving Loans.  Subject to the terms and conditions of this Agreement, prior to the Facility Termination Date Lender shall make revolving loan advances to Borrowers (each a “Revolving Loan” and collectively the “Revolving Loans”)  in an outstanding aggregate principal amount not to exceed at any time the lesser of (a) the Revolving Facility Limit and (b) the Borrowing Base.  Borrowers may borrow, repay and reborrow the principal of the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2Requests for Revolving Loans.  A request for a Revolving Loan shall be made, or shall be deemed to be made, in the following manner:

(a)Borrower Agent may request a Revolving Loan by notifying Lender (a “Notice of Borrowing”), before 10:00 a.m. (Los Angeles, California, time) on the proposed borrowing date, of Borrowers’ intention to borrow and specifying the effective date and amount of the requested advance.  Any Notice of Borrowing may be made by telephone and confirmed in writing (including email or facsimile) with each writing being in a form acceptable to Lender; provided that the failure to provide written confirmation shall not invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by Lender, the records of Lender shall control absent manifest error.

(b)Borrowers’ failure to pay any amount required to be paid under any Loan Document or any Obligation shall be deemed, in Lender’s sole and absolute discretion, to be a request for a Revolving Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable.  Lender shall not have any obligation to Borrowers to honor any deemed request for an advance but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

Section 2.3Term Loan.

(a)Term Loan.  Subject to the terms and conditions of this Agreement, on the Closing Date Lender shall make a term loan to Borrowers in an amount equal to $3,000,000 (the “Term Loan”).  Amounts repaid with respect to the Term Loan may not be reborrowed.

Section 2.4Repayment of the Loans.  The Loans shall be repaid as follows:

(a)Repayment of Revolving Loans.  The Revolving Loans shall be repaid as follows:  (i) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loans are due and payable, without demand, on the Maturity Date; (ii) if any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder; (iii) if at any time the aggregate principal amount of the Revolving Loans exceeds the lesser of (A) the Revolving Facility Limit or (B) the Borrowing Base, Borrowers shall immediately repay the Loans in the amount to eliminate such excess; and (iv) Borrowers hereby instruct Lender to repay the Revolving Loans on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

(b)Repayment of Term Loan.   The principal balance of the Term Loan shall be repaid in equal monthly principal installments of $83,333.33 on the first day of each month, commencing on August 1, 2020; provided, that any remaining outstanding principal balance of the Term Loan shall be repaid in full on the Facility Termination Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(c)Mandatory Prepayments.

(i)Excess Cash Flow.  Borrowers shall prepay the outstanding amount of the Term Loan each fiscal year, commencing with the fiscal year ending December 31, 2020, in an amount equal to  seventy-five  percent (75%) of Excess Cash Flow for such fiscal year, in each case, payable five (5) Business Days after the delivery of the financial statements to the Lender referred to in and required by Section 8.1(a) for such fiscal year, which amount shall be applied to the outstanding principal balance of the Term Loan in the inverse order of maturity. In the event that such financial statements are not so delivered, then a calculation based upon estimated amounts taking into account the available financial information shall be made by the Lender upon which calculation Borrowers shall make the prepayment required by this clause (i), subject to adjustment when the financial statements are delivered to the Lender as required hereby. The calculation made by the Lender shall not be deemed a waiver of any rights the Lender may have as a result of the failure by Borrower to deliver such financial statements.

(d)Optional Prepayments of Term Loan.  Borrowers may, at any time or from time to time, voluntarily prepay the outstanding principal balance of the Term Loan in whole or in part on 5 Business Days’ written notice for prepayment.  Each such notice shall be irrevocable and must be in writing.  Each prepayment of any portion of the Term Loan shall be in a minimum amount of $100,000 and shall be applied against the remaining installments of principal of the Term Loan, in each case in inverse order of maturities.  Each prepayment shall be without premium or penalty except as provided in Section 3.2(e).

Section 2.5Disbursement of Loans.  Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of the Loans requested, or deemed to be requested, pursuant to this Article II as follows:  (i) each advance requested under Section 2.2(a) and Section 2.3 shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial Loans made on the Closing Date, in accordance with the written instructions from Borrower Agent to Lender, and (b) in the case of each subsequent Loan, to a deposit account owned by Borrower Agent and designated in writing by Borrower Agent to Lender; and (ii) the proceeds of each Loan requested under Section 2.2(b) shall be distributed by Lender by way of direct payment of the relevant Obligation.

Section 2.6Deemed Requests for Loans to Pay Required Payments.  All payments of principal, interest, fees and other amount payable hereunder, including all reimbursements for expenses pursuant to Section 11.2, may be paid from the proceeds of Revolving Loans, whether made pursuant to a request by Borrower Agent or a deemed request as provided herein.  Each Borrower hereby irrevocably authorizes Lender to make any Revolving Loan for the purpose of paying principal, interest, fees and other amounts payable under the Loan Documents, including reimbursing costs or expenses for which Borrowers are obligated under the Loan Documents, whether or not any condition precedent specified by Article IV has been satisfied, and agrees that all Revolving Loans so made shall be deemed to have been requested by Borrowers pursuant to this Agreement.

ARTICLE III- GENERAL LOAN PROVISIONS; FEES AND EXPENSES

Section 3.1Interest.

(a)Loans.  Borrowers shall pay interest on the unpaid principal amount of the outstanding Obligations at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Contract Rate applicable to such Obligations, and such interest shall be, payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date.

(b)Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Default Rate, payable on demand.

(c)Computation of Interest.  The interest rates provided for in Section 3.1(a) and Section 3.1(b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate.

Section 3.2Fees and Expenses.

(a)Unused Line Fee.  Borrowers shall pay to Lender an unused line fee for the period from the date hereof through the Facility Termination Date of 0.50% per annum on the average daily unborrowed amount of the Revolving Facility Limit during such period.  Such unused line fee shall be payable monthly in arrears on the first day of the next calendar month until the Facility Termination Date and on the Facility Termination Date (pro-rated for any period of less than one calendar month).  Such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrowers the amount of the Revolving Facility Limit for such period.

(b)Origination Fee.  In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loans, Borrowers shall pay to Lender on the date hereof an origination fee in the amount of $100,000.  Such origination fee is in addition to the expenses and other fees that Borrowers have agreed to pay elsewhere in this Agreement.  Such origination fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(c)Collateral Monitoring Fee.  Lender shall be entitled to charge Borrowers, and if so charged Borrowers agree to pay, a monthly collateral monitoring fee in the amount of $1,000.  The collateral monitoring fee for each calendar month shall be due and payable on the first day of the next calendar month, and shall be prorated for any partial calendar month until the Facility Termination Date.  Such fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(d)Early Termination Fee. If the loan facility contemplated hereunder is terminated for any reason whatsoever pursuant to Section 3.4 prior to the Maturity Date, Borrowers shall pay Lender an early termination fee in an amount equal to (i) 3.00% of the Aggregate Facility Amount as of the date of termination if the termination occurs on or prior to the first anniversary of the date hereof, (ii) 2.00% of the Aggregate Facility Amount as of the date of termination if the termination occurs after the first anniversary of the date hereof but on or prior the second anniversary of the date hereof; and (iii) and 1.00% of the Aggregate Facility Amount as of the date of termination if the termination occurs any time after the second anniversary of the date hereof but prior to the Maturity Date.

(e)Float Fee. Lender shall be entitled to charge Borrowers for three Business Days of “float” at the Contract Rate, or if Lender so elects after an Event of Default has occurred, at the Default Rate, on all collections, checks, wire transfers, or other items of payment that are received by Lender.  This across-the-board float charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Lender’s facility to Borrowers, and shall apply irrespective of the level of Borrowers’ Obligations to Lender.

(f)Expenses.  Borrowers shall pay Lender the expenses as set forth in Section 11.2.

Section 3.3Manner of Payment.

(a)Timing.  Each payment by Borrowers on account of the Obligations payable to Lender by Borrowers pursuant to this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Los Angeles, California, time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day, provided that interest shall continue to accrue until such payment is made).  All payments shall be made to Lender at Lender’s Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(b)Charging Accounts.  Each Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of such Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations owed by Borrowers which are not paid when due.

Section 3.4Termination of Agreement or Facility.

(a)Required Payments of Loans.  On the Facility Termination Date, Borrowers shall pay to Lender (i) the outstanding principal of, and accrued and unpaid interest on, the Loans on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (iv) any and all other Obligations then outstanding (other than inchoate indemnity obligations with respect to which no claim has been made).

(b)Early Termination.  If (i) Borrowers terminate this Agreement prior to the Maturity Date for any reason whatsoever or (ii) Lender’s commitment to make Loans hereunder terminates (whether automatically under Section 10.2(a) or by action of Lender pursuant to Section 10.2(b)), each Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrowers shall pay to Lender an early termination fee in the amount provided in Section 3.2(d).

Section 3.5Evidence of Debt.

(a)At the request of Lender, the Loans shall be further evidenced by one or more promissory notes.

(b)Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender hereunder, and (iii) the amount of any payment received by Lender hereunder from Borrowers.

(c)The entries in the accounts maintained pursuant to subsection 3.5(b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Obligations in accordance with their terms.

Section 3.6Changes in Capital Adequacy Regulations.  If Lender reasonably determines that the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change in Law, then, within 15 days of demand for payment by Lender to Borrowers, Borrowers shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement and any facility hereunder.

Section 3.7Lender Statements; Survival of Indemnity.  Lender shall deliver a written statement to Borrower Agent as to the amount due, if any, under Section 3.6.  Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrowers in the absence of manifest error.  Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by Borrower Agent of such written statement; provided that Borrowers shall not be required to compensate Lender pursuant to this Section 3.7 or Section 3.6 for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies Borrower Agent of the Change in Law giving rise to the amount due under Section 3.6 and of Lender’s intention to claim compensation therefor; provided further that, if such Change in Law is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.  The obligations of Borrowers under Section 3.6 shall survive payment of the Obligations and termination of this Agreement.

Section 3.8Maximum Interest; Controlling Limitation.

(a)Each of Lender and Loan Parties acknowledges, agrees, and declares that it is its intention to expressly comply with all Applicable Laws in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents.  Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by any Loan Party, received by Lender or agreed to be paid by Loan Parties, or requested or demanded to be paid by Lender exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section.  To the extent permitted by Applicable Law, all interest paid, or agreed to be paid, by any Loan Party, or taken, reserved, or received by Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement.  Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, Lender shall never be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of any Loan Party that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to such Loan Party.  Subject to the foregoing, each Borrower hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Loan Parties pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by Loan Parties and Lender in accordance with Applicable Law.

(b)To the maximum extent permitted under any Applicable Law, each Loan Party and Lender shall (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof.

(c)Subject to Section 3.8(a), after any period during which the limitations prescribed by Section 3.8(a), have limited the applicable rate of interest on the Obligations to the Maximum Rate when, absent such limitations, such applicable rate would have exceeded the Maximum Rate, then, thereafter, the rate of interest applicable to the Obligations shall instead be deemed to be, and shall remain at, the Maximum Rate (notwithstanding any other provision of this Agreement other than Section 3.8(a)), until such time as the amount of interest paid hereunder equals the amount of interest that would have been lawfully contracted, charged or received in the absence of the limitation prescribed by Section 3.8(a).

ARTICLE IV- CONDITIONS PRECEDENT

Section 4.1Conditions Precedent.  Lender shall not be obligated to make the initial Loans or any other advance hereunder until (i) it shall have received the following documents and items, each duly executed and delivered in form and substance satisfactory to Lender, in its sole and absolute discretion, and (ii) the following requirements have been fulfilled to the satisfaction of Lender, in its sole and absolute discretion:

(a)this Agreement and promissory notes evidencing the Loans;

(b)a completed perfection certificate and authorization to file financing statements prior to the Closing Date;

(c)a certificate executed by a duly authorized officer of each Loan Party certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate, (iii) the correctness and completeness of the copy of the bylaws (or equivalent governing document) of such Person attached thereto and (iv) the correctness and completeness of the copy of the certificate of incorporation (or equivalent governing document) of such Person attached thereto;

(d)a good standing certificate for each Loan Party, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization;

(e)a certificate executed by a duly authorized officer of Chemicals certifying that (i) attached thereto are true, correct and complete copies of all material Biz/Dryel Purchase Documents, (ii) no Debt (other than Debt pursuant to the Loan Documents) will be incurred, assumed, or will exist with respect to any Loan Party or its Subsidiaries as a result of, and after giving effect to, the Biz/Dryel Acquisition, (iii) no Liens will be incurred, assumed, or will exist with respect to the assets of any Loan Party or its Subsidiaries or the Biz/Dryel Purchased Assets as a result of, and after giving effect to, the Biz/Dryel Acquisition other than Permitted Liens, (iv) all consents, licenses and approvals necessary to effectuate the transactions described in the Biz/Dryel Purchase Documents have been obtained, and (v) the conditions to consummating the Biz/Dryel Acquisition (other than payment of the purchase price thereunder) on the terms set forth in the Biz/Dryel Purchase Documents have been satisfied and that substantially concurrently with the Closing Date the Biz/Dryel Acquisition shall be consummated in accordance with the terms of the Biz/Dryel Purchase Documents, without waiver or amendment except as otherwise specifically and separately disclosed in writing to Lender and consented to in writing by Lender;

(f)a payoff letter and lien release with respect to the Debt to be Repaid (the “JPM Payoff Letter”) (provided, that such payoff letter and lien release shall provide for, among other things, the (x) total satisfaction of the Debt to be Repaid, (y) the discharge of all Liens and guarantees securing the Debt to be Repaid and (z) the release of any and all claims the holder of the Debt to be Repaid may have against any Loan Party);

(g)a guaranty executed by each Guarantor;

(h)a security agreement executed by each Guarantor

(i)intellectual property security agreements executed by each Loan Party, including, without limitation, with respect to any Biz/Dryel Purchased Assets which constitute Registered Intellectual Property;

(j)a favorable opinion of counsel for the Loan Parties covering such matters as Lender may reasonably request;

(k)except to the extent any such location is described in Section 7.14(b), endorsements naming Lender as an additional insured and lender loss payee on all property insurance and all liability insurance policies of Loan Parties, as applicable;

(l)establishment of a one or more Lockboxes for receipts of proceeds of Collateral;

(m)an account control agreement with respect to each deposit account of a Borrower, including the Collections Accounts and each operating account, to the extent such deposit account is not maintained with Lender;

(n)pre-funding verifications of accounts;

(o)satisfactory background checks with respect to Borrowers and senior management of Borrowers;

(p)all documentation and other information Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation (and, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification to Lender in relation to such Borrower);

(q)a Borrowing Base Certificate executed by the chief financial officer of Borrower Agent making a request for Revolving Loans, prepared as of a date acceptable to Lender;

(r)evidence satisfactory to Lender that after giving effect to (w) the first advance of the Loans, (x) the repayment in full of the Debt to be Repaid, (y) the payment of all fees and expenses incurred by Borrowers in connection with the Loans, and (z) the Reserve established by Lender, Borrowers shall have Availability of at least $1,000,000, plus an amount sufficient so that no trade payables or taxes are overdue (provided, that for purposes of this clause, trade payables shall be deemed overdue if payment has not been made by Borrowers thereon within 60 days of the applicable due date), plus an amount sufficient to pay all book overdrafts;

(s)completion of a satisfactory field examination of each Borrower, its Collateral (other than with respect to the Biz/Dryel Purchased Assets) and books and records;

(t)completion of a satisfactory review of each Loan Party’s licenses by counsel to Lender;

(u)a valid landlord’s or warehouseman’s waiver with respect to each location (i) listed on Schedule 5.1(p), (ii) listed on Schedule 5.1(q) and (iii) where books and records of each Borrower are located;

(v)unaudited consolidated and consolidating balance sheet of SLG and its Subsidiaries as of March 31, 2020 and the related statements of profit and loss and cash flows for the monthly period then ended;

(w)such other documents, certificates, opinions, and information that Lender may reasonably require; and

(x)approval of the transaction contemplated hereby by the credit committee of Lender.

Section 4.2Conditions to Subsequent Advances.  The obligation of Lender to make any other Loan subsequent to the initial Loans made on the Closing Date is subject to the following conditions precedent:

(a)Borrowing Base Certificate.  Lender shall have received from Borrowers a Borrowing Base Certificate executed by the chief financial officer of Borrower Agent prepared as of a date not more than 5 Business Days prior to the date of the requested advance.

(b)Representations and Warranties.  The representations and warranties contained in each of the Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, true in all material respects with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)Defaults and Events of Default.  No Default or Event of Default shall have occurred and be continuing.

(d)Adverse Change.  No event shall have occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Change.

(e)Legal Restriction.  Such advance or financial accommodation shall not be prohibited by any law or regulation or any order of any court or governmental agency or authority.

(f)No Repudiation.  No Borrower or any other Loan Party shall have repudiated or made any anticipatory breach or repudiation of any of its obligations under any Loan Document.

ARTICLE V- REPRESENTATIONS AND WARRANTIES OF BORROWERS

Section 5.1Representations and Warranties.  As of the Closing Date and the date of each subsequent advance or Loan (except to the extent expressly made as of an earlier date, in which such case such representation and warranty shall be deemed to be made as of such earlier date), each Loan Party represents and warrants to Lender as follows:

(a)Organization; Power; Qualification.  Each Loan Party is the type of entity identified on Schedule 5.1(a), duly organized, validly existing and in good standing under the laws of state identified on Schedule 5.1(a) and is qualified to do business in each state in which the nature of its properties or its activities requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Change.  The jurisdictions in which each Loan Party is qualified to do business as a foreign entity are listed on Schedule 5.1(a).  Each Loan Party’s federal employer identification number and its organizational number with the Secretary of State of the state of its organization (if issued) are as set forth on Schedule 5.1(a).

(b)Authorization; Enforceability.  Each Loan Party has the corporate power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by such Loan Party.  Each of the Loan Documents to which a Loan Party is a party, constitutes the legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)Subsidiaries, Parents and Affiliates; Ownership.  Except as shown on Schedule 5.1(c), no Loan Party has any Subsidiaries.  The outstanding Equity Interests of each Loan Party have been duly and validly issued and are fully paid and nonassessable (to the extent applicable), and the number and owners of such Equity Interests are set forth on Schedule 5.1(c); provided, however, that with respect to SLG, Schedule 5.1(c) lists only those Persons owning 10% or more of the outstanding Equity Interests of SLG as of April 3, 2020.  The information included in the Beneficial Ownership Certification most recently provided to Lender is true and complete in all material respects.

(d)Conflicts.  Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of Applicable Law or any judgment, decree, license, order or permit applicable to any Loan Party or will conflict with, or will result in any breach of, any agreement to which such Borrower is a party or by which such Loan Party may be bound or subject, or violate any provision of the organizational documents of such Loan Party.

(e)Consents and Governmental Approvals.  No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which such Loan Party is a party.  Each Loan Party is in compliance with all applicable governmental approvals and permits.

(f)Loans.  No Loan Party has made any loans or advances to any Affiliate or other Person except for the Intercompany Loans, Permitted Investments and otherwise to the extent expressly permitted by the terms of this Agreement.

(g)Business.  Loan Parties are engaged principally in the business of developing, marketing, and selling household and personal care products.

(h)Title; Liens.  Except for Permitted Liens, all of the properties and assets of Loan Parties are free and clear of all Liens, and each Loan Party has good and marketable or valid leasehold title to such properties and assets.  Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

(i)Debt and Contingent Liabilities.  As of the Closing Date, set forth on Schedule 5.1(i) is a complete and correct listing of all of Loan Parties’ (i) Debt for borrowed money, and (ii) Contingent Liabilities.

(j)Suits, Actions, Etc.  Except as disclosed on Schedule 5.1(j), no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of any Loan Party, threatened against such Loan Party or that could materially affect any of the Collateral.  No such litigation, arbitration, governmental investigation, proceeding or inquiry could reasonably be expected to result in a Material Adverse Change.

(k)Tax Returns and Payments.  All tax returns required to be filed by any Loan Party in any jurisdiction have been filed (subject to any applicable extensions permitted by Applicable Law) and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to a lien therefor.

(l)Financial Condition.  Loan Parties have delivered to Lender copies of the Financial Statements.  The Financial Statements fairly present the financial condition of Loan Parties as of their respective dates and have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments).  There is no Debt of any Loan Party which is not reflected in the Financial Statements, and no event or circumstance has occurred since the date of the Financial Statements which has had or could reasonably be expected to have or result in a Material Adverse Change.

(m)ERISA.  No Loan Party nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1(m).  Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. Each Loan Party and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)Defaults.  No Default or Event of Default has occurred and is continuing.

(o)Borrowing Base Reports.  All accounts and inventory included in any Borrowing Base Certificate constitute Eligible Accounts or Eligible Inventory, as appropriate, except as disclosed in writing in such Borrowing Base Certificate.

(p)Locations of Inventory and Equipment.  Set forth on Schedule 5.1(p) are (i) the location and address where all inventory and equipment of each Loan Party is located, except for inventory that is in transit to such location, and (ii) if the facility is leased or is a third party warehouse or processor location, the name of the landlord or such third party warehouseman or processor.  As of the Closing Date, substantially all inventory of each Loan Party which was previously located at 4880 Havana St., Denver, CO 80239 has been relocated to 201 River Ridge Pkwy, Jeffersonville, IN 47130, except for such inventory as is necessary to fulfill customer orders which remain open as of the Closing Date.

(q)Place of Business.  The place of business of each Loan Party (or if such Loan Party has more than one place of business, its chief executive office) is at the address or addresses set forth on Schedule 5.1(q) and the books and records relating to the accounts of such Loan Party are located at the address or addresses set forth on Schedule 5.1(q).

(r)Corporate and Fictitious Names; Trade Names.  Except as disclosed on Schedule 5.1(r), no Loan Party has, during the preceding five years, (i) been known as or used any other corporate, fictitious or trade names, (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

(s)Intellectual Property.  Schedule 5.1(s) lists all Registered Intellectual Property (other than domain names) owned by any Loan Party.  Each Loan Party owns or possesses rights to all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, any material conflict with the rights of others.

(t)Payroll Taxes.  Each Loan Party has made all payroll tax deposits for all of its employees on or before the date when due.

(u)Solvency.  Each Loan Party is Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by such Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Loan Party.

(v)Permits and Licenses.  Each Loan Party has obtained and maintains all permits and licenses necessary for such Loan Party to conduct its business.  To the extent such permits and licenses must be held by individuals, all employees of each Loan Party required to obtain and maintain permits and licenses necessary for them to conduct such Loan Party’s business have been obtained and are maintained and current.

(w)Deposit Accounts.  Except as may be designated to Lender by a Loan Party in writing after the Closing Date and approved by Lender in writing, each deposit account of a Loan Party is listed in Schedule 5.1(w).

(x)Compliance with Laws.  Each Loan Party and its Subsidiaries each is in compliance, in all material respects, with Applicable Law.

(y)Material Agreements. Schedule 5.1(y) sets forth all material agreements to which any Loan Party is a party or is otherwise bound, true, correct and complete copies of which have been delivered to Lender.  Schedule 5.1(y) further identifies, as of the Closing Date, each such material agreement that requires consent to the granting of a Lien in favor of Lender on the rights of such Loan Party thereunder.  No Loan Party is in default under or with respect to any such material agreement that gives rise to a right of termination by the non-defaulting party and could reasonably be expected to have a Material Adverse Change.

(z)Non-Regulated Entities.  No Loan Party is an “Investment Company” within the meaning of the Investment Company Act of 1940.  No Loan Party is subject to regulation under the Federal Power Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur Debt.

(aa)Investment Banking or Finder’s Fees.  Except for the fees payable to Business Capital on the Closing Date using proceeds of the Loans, no Loan Party has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

(bb)Sanctions, Anti-Corruption and Anti-Money Laundering Laws.  No Loan Party is:  (a) a Sanctioned Person; (b) controlled by or acting on behalf of a Sanctioned Person; (c) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions.  Each Loan Party:  (x) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws; (y) is not, and has not been, under administrative, civil or criminal investigation; and (z) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.  The provisions in this Section shall prevail and control over any contrary provisions in this Agreement or in any related documents.

(cc)Full Disclosure.  None of the representations or warranties made by any Loan Party in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Lender by or on behalf of any Loan Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that, with respect to projected financial information and forecasts, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and it being recognized by Lender that projected financial information and forecasts provided by the Loan Parties are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.  There is no fact or circumstance that any Loan Party has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Change.

Section 5.2Survival of Representations.  All representations and warranties by each Loan Party herein shall be deemed to have been made on the date hereof and the date of each subsequent advance or Loan (except to the extent any such representations and warranties expressly relate to an earlier date, in which case they shall be deemed to have been made as of such earlier date).

ARTICLE VI- SECURITY INTEREST AND COLLATERAL COVENANTS

Section 6.1Security Interest.  To secure the payment and performance of the Obligations, each Borrower hereby mortgages, pledges and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral.  Each Loan Party shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable, in its sole and absolute discretion, in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens except for Permitted Liens) to secure payment of the Obligations and in order to facilitate the collection of the Collateral.

Section 6.2Collection of Accounts and Proceeds of Collateral.

(a)If any Borrower or any Affiliate receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of accounts or of any other Collateral, such Borrower shall immediately (but in any event within 3 Business Days) deposit such items in kind in a Collections Account, fully-endorsed.  Each Borrower shall advise each Account Debtor that remits amounts payable on the accounts or any other Person that remits amounts to such Borrower in respect of any of the Collateral by wire transfer or Automated Clearing House to make such remittances directly to a Collections Account.

(b)Each Borrower shall establish a Lockbox and shall cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in a Collections Account, provided that SLG shall not be required to establish a Lockbox so long as SLG does not own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than maintaining its corporate existence, and participating in tax, accounting, and other administrative activities with respect to its Subsidiaries).  In particular, each Borrower will (i) advise each Account Debtor to address to the Lockbox specified by Lender all remittances with respect to amounts payable on all accounts of such Borrower, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to Lender indicating that payment is to be made to such Borrower via the specified Lockbox.

(c)To the extent applicable, each Borrower and Lender shall cause all balances in any deposit account into which the proceeds of accounts or other collateral are deposited to be transmitted daily to a Collections Account by wire transfer or depository transfer check or Automated Clearing House transfer.

(d)Any payments which are received by any Borrower or any Affiliate (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in a Collections Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

(e)Borrowers shall pay all customary fees, costs and expenses in connection with opening and maintaining any Collections Account or Lockbox, as applicable.

Section 6.3Verification of Accounts.  Lender shall have the right at any time at Borrowers’ expense and in its own name, any Borrower’s name, or an assumed name to verify the validity, amount or any other matter relating to any accounts.

Section 6.4Disputes, Returns and Adjustments.

(a)Borrowers shall provide Lender with prompt written notice of amounts in excess of $100,000 that are in dispute between any Account Debtor and a Borrower.

(b)Borrowers shall notify Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with Section 8.3(d).  Borrowers shall notify Lender promptly of any pending return or credit in excess of $100,000, and shall specify the account affected, the related Account Debtor and the goods to be returned.

Section 6.5Invoices.  Upon request, each Borrower shall deliver to Lender copies of customers’ invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers’ statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

Section 6.6Ownership; Defense of Title.

(a)Each Loan Party shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons, other than Persons holding Permitted Liens.

(b)Each Loan Party shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

Section 6.7Locations; Organizational Information; Inventory.  No Loan Party shall change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure or jurisdiction of organization without giving Lender at least 20 days’ prior written notice thereof.  All inventory, other than inventory in transit to any such location, shall at all times be kept by Loan Parties at one or more of the locations set forth in Schedule 5.1(p).  Loan Parties shall use their best efforts to ensure that all inventory that is produced in the United States will be produced in compliance with the Fair Labor Standards Act, as amended.

Section 6.8Records Relating to Collateral.

(a)Each Borrower shall at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of such Borrower, itemizing and describing the kind, type and quantity of inventory and such Borrower’s cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of such Borrower with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in such Borrower’s inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of such Borrower.  Databases containing the foregoing shall at all times be accessible and available to Lender, subject to the terms of Section 6.9.

(b)Each Borrower will conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

Section 6.9Inspection; Field Exams.  Lender (by any of its officers, employees, or agents) shall have the right at any time or times (with reasonable prior notice to Borrowers unless an Event of Default exists) to (a) visit the properties of any Loan Party, inspect the Collateral and the other assets of such Loan Party and inspect and make extracts from the books and records of such Loan Party, all during customary business hours, (b) discuss such Loan Party’s business, financial condition, results of operations and business prospects with such Loan Party’s (i) principal officers, (ii) independent accountants and other professionals providing services to such Loan Party, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of such Loan Party), (c) conduct field examinations and otherwise verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in this connection review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in Section 6.8.  Each Borrower will deliver to Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with Lender or for Lender to obtain records from any service bureau maintaining records on behalf of such Borrower.  So long as no Default or Event of Default exists, Borrowers shall not be liable for the cost and expense of more than four field exams per calendar year and Lender shall not conduct such field exams more frequently than every 90 days.  Each of the parties hereby acknowledges and agrees that Lender will conduct a field examination, including, without limitation, with respect to the Biz/Dryel Purchased Assets, approximately 30 days after the Closing Date. In addition, in the event any warehouseman, bailee or processor charges Lender any amount in connection with inspections and verifications of the Collateral, Borrowers shall pay or reimburse all such costs and expenses incurred by Lender.

Section 6.10Maintenance.  Each Loan Party shall maintain all equipment of such Borrower in good and working order and condition, reasonable wear and tear excepted.

Section 6.11Appraisals.  Borrowers shall pay all costs and expenses relating to any appraisals conducted in contemplation of this Agreement and for all other appraisals conducted at such other times as Lender requests; provided, that, so long as no Default or Event of Default exists, Borrowers shall not be liable for the cost and expense of more than one appraisal per calendar year.

Section 6.12Preservation of Lender’s Rights.  To the extent allowed by law, other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by Lender, neither Lender nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person.  Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property, which shall be no less than the treatment employed by a reasonable and prudent lender in the industry, it being understood that Lender shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.  In the case of any instruments and chattel paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties.  The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations.

Section 6.13Perfection and Protection of Lender’s Security Interest.  Each Loan Party shall perform, at its expense, all actions reasonably requested by Lender at any time to perfect, maintain, protect and enforce Lender’s security interest in the Collateral.  Without limiting the foregoing, unless Lender agrees otherwise in writing, (a) each Loan Party shall deliver to Lender the originals of all instruments, documents and chattel paper, duly endorsed or assigned to Lender without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued, together with executed applications for corrected certificates of title and other such documentation as may be requested by Lender, and (b) each Loan Party shall deliver to Lender such executed documentation as Lender may request in order to perfect its security interest in any letter of credit issued in favor of such Loan Party.  If at any time any Collateral is located on any leased premises not owned by a Loan Party, then such Loan Party shall, at the request of Lender, obtain written landlord lien waivers or subordinations with respect to such Collateral, in form and substance satisfactory to Lender.  If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than a Loan Party, then Borrowers shall notify Lender thereof and shall, at the request of Lender, notify such Person (in form and substance satisfactory to Lender) of Lender’s security interest in such Collateral and instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions.

Section 6.14Power of Attorney.  Each Loan Party hereby irrevocably appoints Lender as such Loan Party’s agent and attorney‑in‑fact to take any action necessary to preserve and protect the Collateral and Lender’s interests under the Loan Documents or to sign and file any document necessary to perfect Lender’s security interest in the Collateral.  Without limiting the foregoing:

(i)Lender shall have the right at any time to take any of the following action, in its own name or in the name of each Loan Party, whether or not an Event of Default is in existence:  (a) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (b) endorse such Loan Party’s name on checks, instruments or other evidences of payment on Collateral, (c) sign and file, in such Loan Party’s name or in Lender’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (d) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system maintained by such Loan Party in respect of the Collateral and (e) open mail addressed to such Loan Party and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(ii)Lender shall have the right at any time to take any of the following action, in its own name or in the name of each Loan Party, at any time when any Event of Default is in existence:  (a) notify any or all Persons which Lender believes may be Account Debtors or obligors on Collateral to make payment directly to Lender, for the account of such Loan Party, (b) redirect the deposit and disposition of collections and proceeds of Collateral; provided that such proceeds shall be applied to the Obligations as provided by this Agreement, (c) settle, adjust, compromise or discharge accounts or extend time of payment upon such terms as Lender may determine, (d) notify post office authorities, in the name of such Loan Party or in the name of Lender, as secured party, to change the address for delivery of such Loan Party’s mail to an address designated by Lender, (e) sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, and (f) clear inventory through customs in such Loan Party’s name, in Lender’s name as secured party or in the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose.

The powers granted under this Section are coupled with an interest and are irrevocable until all Obligations have been paid in full and all commitments of Lender under this Agreement have been terminated.  Costs and expenses incurred by Lender in connection with any of such actions by

Lender, including attorneys’ fees and out‑of‑pocket expenses, shall be reimbursed to Lender on demand.

ARTICLE VII- AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding (other than inchoate indemnity obligations with respect to which no claim has been made), each Loan Party covenants and agrees as follows:

Section 7.1Preservation of Existence and Similar Matters.  Each Loan Party shall preserve and maintain its existence and legal form, and qualify and remain qualified as a foreign entity qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Change.

Section 7.2Compliance with Applicable Law.  Each Loan Party shall comply in all material respects with all Applicable Laws.

Section 7.3Conduct of Business.  Each Loan Party shall engage only in substantially the same businesses conducted by such Loan Party on the date hereof and business associated with the Biz/Dryel Purchased Assets.

Section 7.4Payment of Taxes and Claims.  Each Loan Party shall pay or discharge when due (a) all federal, state, municipal and other material taxes, assessments and governmental charges (subject to any applicable extensions permitted by Applicable Law) imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of such Loan Party, except that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of such Loan Party in accordance with GAAP.

Section 7.5Accounting Methods and Financial Records.  Each Loan Party shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

Section 7.6Hazardous Waste and Substances; Environmental Requirements.  Each Loan Party shall comply with all occupational health and safety laws and Environmental Laws applicable to such Loan Party in all material respects.

Section 7.7Accuracy of Information.  All written information, reports, statements and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

Section 7.8Revisions or Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, each Loan Party shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s).  Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender unless expressly agreed to in writing by Lender.

Section 7.9ERISA.  Each Loan Party shall provide to Lender, as soon as possible and in any event within 30 days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $0, or (c) such Loan Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of such Loan Party setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Section 7.10Insurance.  Each Loan Party shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses.  Without limiting the foregoing, each Loan Party shall insure the Collateral of such Loan Party against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in such Loan Party’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by such Loan Party and copies of the policies delivered to Lender.  If any Loan Party fails to do so, Lender may procure such insurance and charge the cost to Borrowers’ account.  Each policy of insurance covering the Collateral shall provide that at least 30 days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer (or at least 10 days if the reason for cancellation is for non-payment of premium).  All insurance policies required under this Section shall name Lender as an additional named insured and as a lender loss payee, as applicable.  Any proceeds of insurance referred to in this Section which are paid to Lender shall be, at the option of Lender in its sole and absolute discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.

Section 7.11Payroll Taxes.  Each Loan Party shall at all times make all payroll tax deposits (with such deposits being paid to a payroll company, to the applicable taxing authority or to a segregated account) for all of its employees on or before the date when due.

Section 7.12Notice of Certain Matters.  Each Loan Party shall provide to Lender prompt notice of (a) the commencement, to the extent such Loan Party is aware of the same, of all actions and proceedings in any court against any Loan Party or any of the Collateral, (b) any amendment of any of the organizational documents of such Loan Party, including but not limited to its certificate of incorporation or bylaws (or similar governing documents) (c) any change in the business, financial condition, results of operations or business prospects of such Loan Party and any change in the executive officers of such Loan Party, (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by any Loan Party under any material agreement (other than this Agreement) to which such Loan Party is a party, (e) the initiation, to the extent such Loan Party is aware of the same, of any litigation, arbitration, governmental investigation or other action or proceeding, (f) the occurrence of any event causing any account or inventory identified by any Borrower to Lender as an Eligible Account or Eligible Inventory to become ineligible for any reason, (g) the date on which the Dollar General Program (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date) commences and the first day of the Earn-Out Period (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date), (h) within 5 Business Days after the determination thereof, the determination of the final amount of the Earn-Out Payment (as defined in the Biz/Dryel Purchase Agreement as of the Closing Date), and (i) each installment payment of such Earn-Out Payment which has been made by any Loan Party.

Section 7.13Deposit Accounts.  Each Loan Party shall cause Lender to at all times have control (as defined by Section 9.104 of the UCC) with respect to each deposit account of such Loan Party other than any deposit account solely maintained for (i) paying payroll and related withholding taxes, or (ii) other employee wage and benefit payments to or for the benefit of such Loan Party’s employees.

Section 7.14Post-Closing Obligations.

(a)Within 60 days after the Closing Date, the Loan Parties shall terminate and close each of the Existing Collection Accounts and Existing Lockboxes and provide Lender with evidence, reasonably acceptable to Lender, of the same.

(b)Within 30 days after the Closing Date, the Loan Parties shall deliver to Lender (i) additional insured endorsements on all liability insurance policies of Loan Parties and (ii) a Noted Interest Clause endorsement to the Loan Parties’ product recall insurance policies.

(c)Within 30 days after the Closing Date, the Loan Parties shall deliver to Lender each of the original stock certificates attached to the JPM Payoff Letter.

ARTICLE VIII- FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding (other than inchoate indemnity obligations with respect to which no claim has been made), each Loan Party covenants and agrees as follows:

Section 8.1Financial Statements.

(a)Audited Year-End Statements.  Within 120 days after the end of each fiscal year of Borrowers, Borrowers shall furnish to Lender copies of the audited consolidated and consolidating balance sheet of SLG and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of SLG and its Subsidiaries, along with management’s summary written overview and analysis of the results for such fiscal year, together with an unqualified audit report certified by independent certified public accountants selected by Borrowers and reasonably acceptable to Lender, and a listing of any adjusting entries.  In addition, on or before such date, Borrowers shall provide Lender with copies of all management reports received from its certified public accountants.

(b)Monthly Financial Statements.  Within 30 days after the end of each month, Borrowers shall furnish to Lender copies of the unaudited consolidated and consolidating balance sheet of SLG and its Subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow of SLG and its Subsidiaries for such month and for the portion of the fiscal year of SLG and its Subsidiaries through such month, certified by the president, chief financial officer of treasurer of Borrower Agent as presenting fairly the financial condition and results of operations of SLG and its Subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

(c)Copies of Publicly Filed Financial Statements.  Within 5 Business Days after the date of filing with the Securities and Exchange Commission, copies of each Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report filed by any Loan Party with the Securities and Exchange Commission. Documents required to be delivered pursuant to this Section 8.1  may be delivered electronically.

(d)Projected Financial Statements.  Not more than 60 days, and not less than 30 days prior to the end of each fiscal year of SLG and its Subsidiaries, Borrowers shall furnish to Lender forecasted financial statements, prepared by SLG, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of SLG and its Subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.  Further, all such financial statements shall be in a form acceptable to Lender.

Section 8.2Compliance Certificate.  Together with each delivery of financial statements required by Section 8.1(a) and Section 8.1(b), Borrowers shall furnish to Lender a certificate executed by the president, chief financial officer or treasurer of Borrower Agent (each, a “Compliance Certificate”) in the form of Exhibit B or otherwise in a form acceptable to Lender.  Each Compliance Certificate shall include a calculation of, and supporting back-up information to support the calculation of, the Earnout Accrued Reserve Amount and the Earnout Estimated Average Contribution Margin as of the date of the financial statements such Compliance Certificate is being delivered in connection with.

Section 8.3Collateral Information and Reports.

(a)Schedules of Accounts.  Within 15 days after the end of each month, Borrowers shall furnish to Lender a Schedule of Accounts listing all accounts of each Borrower as of the last Business Day of such month setting forth (i) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts setting forth accounts 30 days past the invoice date or less, accounts over 30 days past the invoice date but less than 61 days past the invoice date, accounts over 60 days past the invoice date but less than 91 days past the invoice date, accounts over 90 days past the invoice date and less than 121 days past the invoice date and accounts over 120 days past the invoice date, and (iii) a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate as of the most recent month end and such Borrower’s general ledger as of such month end.

(b)Schedules of Accounts Payable.  Within 15 days after the end of each month, Borrowers shall furnish to Lender a schedule of accounts payable of each Borrower as of the last Business Day of such month setting forth (i) a detailed aged trial balance of all of such Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor and (ii) a reconciliation to the schedule of accounts payable to such Borrower’s general ledger as of such month end.

(c)Schedule of Inventory.  Within 15 days after the end of each month, Borrowers shall furnish to Lender (i) (A) a Schedule of Inventory, based upon each Borrower’s perpetual inventory, as of the last Business Day of such month, itemizing and describing the kind, type, quantity and location of all inventory of such Borrower and the cost thereof with a summary of inventory by category, (B) a detailed statement of all inventory that is not located on the premises described on Schedule 5.1(p), and (C) an inventory turnover report, in form and substance acceptable to Lender, and (ii) a reconciliation of the Schedule of Inventory to the Borrowing Base Certificate as of the most recent month end and such Borrower’s general ledger as of such month end.

(d)Borrowing Base Certificate.  Not less often than weekly, Borrowers shall furnish to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such week and executed by the chief financial officer of Borrower Agent, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, adjustments and inventory changes).

(e)Certification.  Each of the schedules and certificates delivered to Lender by Borrowers pursuant to this Section 8.3 shall be in a form acceptable to Lender and shall be signed and certified by the president, chief financial officer or treasurer of Borrower Agent to be true, correct and complete as of the date indicated thereon.  In the event that any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of Borrower Agent to be true, correct and complete as of the date indicated thereon.

(f)Tax Returns.  Within 90 days after the filing thereof, Loan Parties shall deliver to Lender a copy of each federal income tax return filed by or on behalf of any Loan Party.

(g)Registered Intellectual Property.  If any Loan Party shall obtain any right, title or interest in or to any Registered Intellectual Property, or become entitled to the benefit of any Registered Intellectual Property, which such Loan Party has not previously notified Lender of, such Loan Party shall give notice thereof in writing to Lender within thirty (30) days of the end of the applicable fiscal quarter during which such Registered Intellectual Property was initiated or obtained.

(h)Other Information.  Lender may, in its Permitted Discretion, from time to time require Loan Parties to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section.  Each Borrower shall also furnish to Lender such other additional information as Lender may from time to time request.

ARTICLE IX- NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding (other than inchoate indemnity obligations with respect to which no claim has been made), each Loan Party covenants and agrees as follows:

Section 9.1Financial Covenants.

(a)Minimum Tangible Net Worth.  Tangible Net Worth as of the last day of each month, beginning July 31, 2020, shall not be less than the Tangible Net Worth Requirement.  As used herein:

(i)“Tangible Net Worth Requirement” means (a) during the period from the Closing Date through December 30, 2020, -$1,325,000, (b) during the period from December 31, 2020 through December 30, 2021, the 2021 TNW Amount, and (c) during the period beginning on December 31, 2021 and thereafter, the 2021 TNW Amount; provided, however, the Tangible Net Worth Requirement shall be increased (but not decreased) on each Determination Date by an amount equal to 50% of positive Net Income for the fiscal year immediately preceding such Determination Date, provided that the increase to the Tangible Net Worth Requirement determined on each Determination Date will be updated and adjusted as needed based on the audited financial statements required by Section 8.1(a) with respect to the fiscal year ending prior to such Determination Date.

(ii) “2021 TNW Amount” means the sum of (a) -$1,325,000 and (b) an amount equal to 50% of positive Net Income for the six month period ending December 31, 2020, as determined based on the financial statements required by Section 8.1(b) with respect to the fiscal year ending December 31, 2020, and such amount shall be updated based on the financial statements required by Section 8.1(a), with respect to the fiscal year ending December 31, 2020.

(iii)“Determination Date” means each date after January 1, 2022 that Borrowers are required to deliver to Lender their unaudited monthly financial statements for a month ending December 31 pursuant to Section 8.1(b).

(b)Minimum Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio as of each month-end shall not be less than 1.20 to 1.00.

Section 9.2Restricted Payments.  No Loan Party shall, directly or indirectly, declare or make any Restricted Payment other than to any of the Borrowers.

Section 9.3Debt.  No Loan Party shall, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Debt other than Permitted Debt.

Section 9.4Liens.  No Loan Party shall, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of such Loan Party, real, personal or mixed, tangible or intangible, other than Permitted Liens.

Section 9.5Loans.  No Loan Party shall make any loans or advances to or for the benefit of any Person (other than Subsidiaries that are Loan Parties), including, without limitation, any officer, director, manager, shareholder, member, or partner of any Loan Party except advances for routine expense allowances in the ordinary course of business and consistent with past practice and Permitted Investments.  No Loan Party shall make any payment on any obligation owing to or by any officer, director, manager, shareholder, member, partner or Affiliate of any Loan Party, except for payments of salary in the ordinary course consistent with past practice and Restricted Payments permitted pursuant to Section 9.2.

Section 9.6Merger, Division, Consolidation, Sale of Assets, Acquisitions.  No Loan Party shall, directly or indirectly, (a) merge or consolidate with any other Person or agree or enter into a Division, (b) sell, lease or transfer or otherwise dispose of any assets to any Person (other than Permitted Transfers), including an effective transfer of assets pursuant to a Division, or (c) other than the Biz/Dryel Acquisition, enter into a binding commitment for, or consummate, an Acquisition.

Section 9.7Transactions with Affiliates.  No Loan Party shall, directly or indirectly, enter into or consummate any transaction with any Affiliate on a basis less favorable to such Loan Party than would be the case if such transaction had been effected with a Person not an Affiliate, except (a) as expressly permitted by Section 9.2, (b) Intercompany Indebtedness, and (c) payment of reasonable fees and expenses to directors of SLG who are not employees of SLG; provided that in no event shall any Loan Party enter into any lease with any Affiliate.

Section 9.8Contingent Liabilities.  No Loan Party shall, directly or indirectly, become or remain liable with respect to any Contingent Liabilities in respect of Debt not permitted by Section 9.3.

Section 9.9Operating Leases.  No Loan Party shall, directly or indirectly, suffer to exist or enter into any lease (other than a Capitalized Lease) which would cause the annual payment obligations of Loan Parties under all leases (other than Capitalized Leases) to exceed $100,000 in the aggregate.

Section 9.10Benefit Plans.  No Loan Party shall, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of Loan Parties to exceed $0.

Section 9.11Sales and Leasebacks.  No Loan Party shall, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by such Loan Party to such Person.

Section 9.12Organizational Documents.  No Loan Party shall amend, restate, or modify its articles or certificate of incorporation, organization, formation or limited partnership (or similar charter document), or its bylaws, operating agreement or limited partnership agreement (or similar governing document), in any manner which would be contrary to the terms and conditions of this Agreement or the other Loan Documents or in any manner adverse to Lender.

Section 9.13Investments.  No Loan Party shall, directly or indirectly, make or acquire any Investment, except for Permitted Investments.

Section 9.14Amendments.  No Loan Party shall amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, to (a) any agreement evidencing or relating to Subordinated Debt, or (b) any Biz/Dryel Purchase Documents.

Section 9.15No Restrictions on Subsidiary Distributions.  No Loan Party will permit, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Person to pay dividends or make any other distribution on any of such Person’s equity interests owned by such Loan Party.

Section 9.16Collateral Locations.  Except for inventory in transit to a Loan Party in the ordinary course of business, no Loan Party will maintain any Collateral at any location other than those locations listed on Schedule 5.1(p) unless it gives Lender at least 15 days’ prior written notice thereof and delivers or causes to be delivered to Lender all documents that Lender reasonably requests in connection therewith, including without limitation, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance satisfactory to Lender.

Section 9.17Patriot Act.  No Loan Party shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to such Loan Party or from otherwise conducting business with such Loan Party or (b) fail to provide documentary and other evidence of such Loan Party’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify such Loan Party’s identity or to comply with any Applicable Law, including, without limitation, Section 326 of the Patriot Act.

Section 9.18Sanctions.  No Loan Party shall:  (a) use any of the Loan proceeds for the purpose of:  (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Lender or such Borrower, or any entity affiliated with Lender or such Loan Party, to be in breach of any Sanction; or (b) fund any repayment of the Loans with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or such Loan Party, or any Person affiliated with Lender or such Loan Party, to be in breach of any Sanction.  Loan Parties shall notify Lender in writing not more than one Business Day after becoming aware of any breach of this Section.

Section 9.19Use of Proceeds.

(a)The proceeds of the Loans shall not be used for any purpose other than (i) repayment of the Debt to be Repaid, (ii) to consummate the Biz/Dryel Acquisition on the Closing Date,

(iii) to pay fees owed to Lender and costs and expenses incurred in connection with the transactions contemplated hereby, and (iv) for working capital purposes.

(b)No Borrower shall use any part of proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

ARTICLE X- DEFAULT AND REMEDIES

Section 10.1Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)the failure or refusal of any Loan Party to make any payment of the Obligations when due;

(b)the failure of any Loan Party to properly observe or perform any obligation, agreement, covenant, or other provision contained in this Agreement or in any other Loan Document, provided that any default by any Loan Party with respect to the covenants set forth in Section 7.2 (Compliance with Applicable Law), Section 7.4 (Payment of Taxes and Claims), Section 7.6 (Hazardous Waste and Substances; Environmental Requirements), or Section 7.8 (Revisions or Updates to Schedules) shall not constitute an Event of Default hereunder until 15 days from the earlier to occur of (x) the date any Loan Party obtains knowledge of such Default and (y) the date written notice of such Default is provided by Lender to Borrower Agent.

(c)the occurrence of any default under any of the other Loan Documents (beyond any applicable notice, cure or grace periods expressly set forth in the other Loan Documents) or the occurrence of any event of default under any of the other Loan Documents;

(d)any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(e)a Loan Party shall at any time (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Loan Party or of all or a substantial part of such Loan Party’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Loan Party is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vi) take corporate, company or partnership action for the purpose of effecting any of the foregoing;

(f)at any time, either (i) an involuntary petition or complaint shall be filed against any Loan Party seeking its bankruptcy or reorganization or appointment of a receiver, custodian, trustee, intervenor or liquidator of such Loan Party, or of all or substantially all of such Loan Party’s assets, which such Loan Party shall acquiesce to or fail to have dismissed within 60 days, or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Loan Party or appointing an intervenor or liquidator of such Loan Party, or of all or substantially all of its assets;

(g)any Loan Party ceases operations or commences liquidation of its assets;

(h)any money judgment in excess of $250,000 (net of insurance coverage as to which the insurer has been notified of such judgment and has accepted coverage in writing) is rendered against any Loan Party that is not paid within 30 days, or the failure, within a period of 10 days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against any Loan Party’s assets;

(i)the occurrence of a default or event of default under any other Debt of any Loan Party which Debt exceeds $500,000;

(j)a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000;

(k)a Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act, each as amended) that could lead to forfeiture of any material property of any Loan Party or any Collateral;

(l)Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or any other Loan Document or consented to in writing by Lender;

(m)any guarantor of the Obligations, or such guarantor’s successors, heirs, or personal representatives, shall (i) repudiate its or his obligations under, or commit an anticipatory breach of, its guaranty executed for the benefit of Lender or (ii) attempt to terminate such guaranty, or (iii) commence any legal proceeding to terminate or hold invalid in any respect such guaranty;

(n)any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or any Loan Party ceases operations or commences liquidation of its assets;

(o)the occurrence of a Change of Control;

(p)(i) the occurrence of any default with respect to any Subordinated Debt (beyond any applicable notice, cure or grace periods expressly set forth in the documents governing such Subordinated Debt), (ii) the failure of the subordination agreement related to such Subordinated Debt to be in full force and effect, or (iii) any creditor of a Loan Party (other than Lender) subject to a subordination agreement (A) repudiates its or his obligations under, or commit an anticipatory breach of, the terms of such subordination agreement, (B) attempts to terminate such subordination agreement, or (iv) commences any legal proceeding to terminate or hold invalid in any respect such subordination agreement; or

(q)a Material Adverse Change shall occur, as determined by Lender in its sole judgment, or the occurrence of any event which, in Lender’s sole judgment, could have a Material Adverse Change.

Section 10.2Remedies.

(a)Automatic Acceleration and Termination of Facilities.  Upon the occurrence of an Event of Default with respect to any Loan Party under Sections 10.1(e) or 10.1(f), (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b)Other Remedies.  Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may (i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) suspend, terminate or limit any commitment of Lender to make any further Loans, advances or other extensions of credit hereunder; (iii) enter upon any premises where Collateral is located; and (iv) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable).  Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Loan Parties of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

Section 10.3Application of Proceeds.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Loan Parties remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Loan Parties or to whomsoever is entitled thereto under Applicable Law.

Section 10.4Miscellaneous Provisions Concerning Remedies.

(a)Rights Cumulative.  The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)Waiver of Marshaling.  Each Loan Party hereby waives any right to require any marshaling of assets and any similar right.

Section 10.5Trademark License.  All Registered Intellectual Property (other than domain names) owned by any Loan Party is listed on Schedule 5.1(s).  Each Loan Party hereby grants to Lender the nonexclusive right and license to use all Intellectual Property now or hereafter owned or licensed by such Loan Party (subject, in the case of Intellectual Property licensed by a Loan Party, to compliance by Lender with all of the terms and conditions governing the use of such Intellectual Property by which such Loan Party is bound), following the occurrence and during the continuance of an Event of Default, for the purposes set forth in Section 10.2 and for the purpose of enabling Lender to realize on the Collateral at such time as Lender shall be lawfully entitled to do so, and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such Intellectual Property.  Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to any Loan Party or any other Person by Lender.

ARTICLE XI- MISCELLANEOUS

Section 11.1Notices.

(a)Method of Communication.  All notices and the communications hereunder and under the other Loan Documents (except as expressly set forth in the other Loan Documents) shall be in writing or by telephone subsequently confirmed in writing.  Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender.  A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to Loan Parties:

c/o Scott’s Liquid Gold-Inc.
8400 E. Crescent Parkway, Suite 450
Greenwood Village, Colorado  80111
Attention:  Kevin Paprzycki, Chief Financial Officer

with a complete copy (which shall not constitute notice) to:

Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado  80202
Attention:  Amy Bowler

If to Lender:	UMB Bank, N.A. Premier Place, Suite 1900 5910 N. Central Expressway Dallas, Texas 75206 Attention: Portfolio Manager, URGENT Facsimile No.: (214) 389-5901
with a complete copy to:
UMB Bank, N.A. 333 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Fax No. (213) 625-8147 Attention: Portfolio Manager, URGENT
with a complete copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP 333 South Hope Street, 43rd Floor Los Angeles, CA 90071 Attention: Kyle Mathews Facsimile No.: (213) 443-2811

Section 11.2Expenses.  Within 10 days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, Borrowers shall pay or reimburse all costs and expenses incurred by Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) subject to Section 6.9 and Section 6.11, the costs and expenses of field exams and appraisals, (d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents, (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of any Loan Party under the Loan Documents that Loan Parties fail to pay or take, (h) costs of inspections and verifications of the Collateral, including, without limitation, (i) $1,000 per diem per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and any Loan Party’s operations and books and records by Lender’s employees and agents and (ii) all amounts charged by any warehouseman, bailee or  processor charges in connection with inspections and verifications of the Collateral, (i) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of such Borrower maintained with Lender or owned by Lender for the benefit of such Borrower and each Collections Account or Lockbox, (j) the costs of Borrowers’ monthly access to “StuckyNet”, which fee is currently $100.00 per month (k) costs and expenses of preserving and protecting the Collateral, (l) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (m) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender.  Each Borrower hereby authorizes Lender to debit Borrowers’ loan account by increasing the principal amount of the Loans, or deduct from such Borrower’s accounts maintained with any Affiliate of Lender, the amount of any costs, fees and expenses owed by Borrowers when due.

Section 11.3Setoff.  In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Loan Parties at any time or from time to time, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Debt evidenced by certificates of deposit, whether matured or unmatured) and any other Debt at any time held or owing by Lender or any participant to or for the credit or the account of any Loan Party against and on account of the Obligations irrespective of whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Section 11.4Venue; Service of Process.  EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND SUCH LOAN PARTY BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW.  ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND SUCH LOAN PARTY MAY BE BROUGHT AND LITIGATED IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, HAVING JURISDICTION.  EACH LOAN PARTY AND LENDER WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES COUNTY, CALIFORNIA.  Each Loan Party expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such Loan Party at its address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

Section 11.5Assignment; Participation.  All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights under this Agreement or delegate any of its duties or obligations under this Agreement without the prior written consent of Lender.  Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents.  Each Loan Party agrees that Lender may provide any information that Lender may have about such Loan Party or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

Section 11.6Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender and Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.7Performance of Loan Parties’ Duties.  If any Loan Party shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of such Loan Party, and each Loan Party hereby irrevocably authorizes Lender so to act.

Section 11.8Indemnification.  Each Loan Party shall reimburse Lender and its Affiliates and their respective officers, employees, directors, shareholders, agents and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred and shall indemnify and hold the Indemnified Parties harmless from and against all losses (including, without limitation, any and all Environmental Liabilities) suffered by any Indemnified Party, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action by Lender or any Affiliate of Lender taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise by Lender or any Affiliate of Lender of any rights or remedies under or in any way connected to this Agreement, any other Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding, whether or not the applicable Indemnified Party is a party thereto, provided; however, no Loan Party shall be required to indemnify and hold an Indemnified Party harmless for any losses resulting from an Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.  EACH LOAN PARTY AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT EACH LOAN PARTY SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT as determined by a court of competent jurisdiction in a final non-appealable judgment) OF ANY INDEMNIFIED PARTY.

Section 11.9All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make the Loans hereunder.

Section 11.10Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY ISSUE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA NOT INCLUDING CONFLICTS OF LAWS RULES.

Section 11.12California Jury Trial Waiver.

(a)EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR

THERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b)IN THE EVENT THAT ANY SUCH ACTION IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN THE SECTION ABOVE IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i)WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (ii) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING.  EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii)THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING:  (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D).  THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii)THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.  IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER

REPRESENTATIVE).  A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER.  SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, BORROWERS WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.

(v)THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW.  THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING.  THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE.  PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE.  THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE.  THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

Section 11.13Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.14Time is of the Essence.  Time is of the essence of this Agreement and the other Loan Documents.

Section 11.15Waiver of Consumer Rights.  EACH LOAN PARTY HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, SUCH LOAN PARTY VOLUNTARILY CONSENTS TO THIS WAIVER.  EACH LOAN PARTY EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, (B) SUCH LOAN PARTY HAS BEEN ADVISED BY LENDER TO SEEK THE ADVICE OF AN ATTORNEY AND AN ACCOUNTANT IN CONNECTION WITH THIS LOAN, AND (C) SUCH LOAN PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY AND ACCOUNTANT OF SUCH LOAN PARTY’S CHOICE IN CONNECTION WITH THIS LOAN.

Section 11.16Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code, any other debtor relief law of any applicable jurisdiction affecting the rights of creditors generally, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 11.17Waiver of Consequential Damages; Etc.  To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction, WHICH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY.

Section 11.18Protective Advances by Lender.  At its option, but without being obligated to do so, Lender may, upon prior notice to any Loan Party, after the occurrence and during the continuance of an Event of Default, (i) pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral of any Loan Party which such Loan Party has failed to pay and discharge in accordance with the requirements of this Agreement or any of the other Loan Documents, (ii) pay and discharge any claims of other creditors of any Loan Party which are secured by any Lien on any Collateral, other than a Permitted Lien, (iii) pay for the maintenance, repair, restoration and preservation of the Collateral to the extent any Loan Party fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents or Lender reasonably believes, in its sole discretion, payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of the

Collateral, (iv) obtain and pay the premiums on insurance for the Collateral which any Loan Party fails to maintain in accordance with the requirements of this Agreement and the other Loan Documents, and/or (v) pay the costs and expense desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Loan Parties of the Obligations or to pay or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents (any such advance made pursuant to this Section, a “Protective Advance”).  Protective Advances are repayable on demand and shall be secured by the Collateral and bear interest at a rate per annum equal to the rate then applicable to Revolving Loans.

Section 11.19Subordination of Intercompany Indebtedness.  Each holder of Intercompany Indebtedness (each a “Holder”) and each issuer of Intercompany Indebtedness (each a “Maker”) agrees with Lender as follows:

(a)Subordination.  The payment of principal, interest, fees and other amounts with respect to Intercompany Indebtedness is expressly subordinated to the Obligations.

(b)Payments.  If an Event of Default has occurred and is continuing and Lender has commenced enforcing its remedies with respect to the Collateral, no Maker may make, and no Holder may take, demand, receive or accept, any payment with respect to Intercompany Indebtedness.

(c)Payments Held in Trust.  In the event any payment of principal or interest or distribution of property of any Maker on or in respect of Intercompany Indebtedness shall be received by any Holder in violation of this Section, such payment or distribution shall be held in trust for Lender, and such Holder will forthwith turn over any such payments in the form received, properly endorsed or assigned, to Lender.

(d)Enforcement.  No Holder shall be entitled to demand payment of or accelerate any Intercompany Indebtedness or to exercise any remedies or take any actions against any Maker to enforce any of such Holder’s rights with respect to Intercompany Indebtedness.

(e)Collateral.  No Holder will ask, demand, accept, or receive any collateral security from any Loan Party for the payment of Intercompany Indebtedness, and any collateral security for the payment of Intercompany Indebtedness that any Holder may now or hereafter have on any property of any Loan Party is expressly subordinated to the Liens of Lender.

(f)Attorney in Fact. Each Holder irrevocably authorizes and directs Lender and any trustee in bankruptcy, receiver, custodian or assignee for the benefit of creditors of any Maker, whether in voluntary or involuntary liquidation, dissolution or reorganization, in its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Section and irrevocably appoints, which appointment is coupled with an interest, upon the occurrence and during the continuation of any Event of Default, Lender, or any such trustee, receiver, custodian or assignee, its attorneys in fact for such purpose with full powers of substitution and revocation.

(g)Proof and Vote of Claims.  Each Holder irrevocably appoints, which appointment is irrevocable and coupled with an interest, Lender as such Holder’s true and lawful attorney, with full power of substitution, in the name of such Holder, Lender, for the sole use and benefit of Lender, to the extent permitted by Applicable Law, to prove and vote all claims relating to Intercompany Indebtedness, and to receive and collect all distributions and payments to which such Holder would be otherwise entitled on any liquidation of any Maker or any of its property or in any proceeding affecting any Maker or its property under the Bankruptcy Code.

(h)No Interference.  Each Holder agrees (i) not to take any action as the holder of Intercompany Indebtedness that will impede, interfere with or restrict or restrain the exercise by Lender of its rights and remedies under the Loan Documents and (ii) upon the commencement of any proceeding under the Bankruptcy Code or other insolvency proceeding, to take such actions as the holder of Intercompany Indebtedness as may be reasonably necessary or appropriate to effectuate the subordination provided hereby.  In furtherance thereof, each Holder, in its capacity as a holder of Intercompany Indebtedness, agrees not to oppose any motion filed or supported by Lender for relief from stay or for adequate protection in respect of the Obligations and not to oppose any motions supported by Lender for any Loan Party’s use of cash collateral or post-petition borrowing from Lender.

Section 11.20Patriot Act Notice.  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for each Loan Party:  When a Loan Party opens an account, if such Loan Party is an individual, Lender will ask for such Loan Party’s name, residential address, date of birth, and other information that will allow Lender to identify such Loan Party, and if such Loan Party is not an individual, Lender will ask for such Loan Party’s name, employer identification number, business address, and other information that will allow Lender to identify such Loan Party.  Lender may also ask, if a Loan Party is an individual, to see such Loan Party’s driver’s license or other identifying documents, and if such Loan Party is not an individual, to see such Loan Party’s legal organizational documents or other identifying documents.

Section 11.21Press Releases and Related Matters.  Each Loan Party consents to the publication by Lender, at its sole expense, of customary advertising material relating to the transactions contemplated by this Agreement and the other Loan Documents, including on the website of Lender or its Affiliates, using such Loan Party’s name, product photographs, logo or trademark, subject to Lender’s prior notice to such Loan Party of such advertising material and subject to such Loan Party’s approval (such approval not to be unreasonably withheld) of such advertising material.

Section 11.22Suretyship Provisions and Waivers.  The suretyship provisions and waivers set forth on Exhibit C are incorporated herein by this reference.

Section 11.23Borrower Agent.

(a)Appointment.  SLG is hereby appointed by each of the other Borrowers as each such other Borrower’s contractual representative (herein referred to as “Borrower Agent”) under this Agreement and the other Loan Documents, and each of such other Borrowers irrevocably authorizes Borrower Agent to act as the contractual representative of such Borrower as provided by this Agreement and the other Loan Documents.  Borrower Agent agrees to act as such contractual representative as provided herein.  Lender, and its respective officers, directors, agents or employees, shall not be liable to Borrower Agent or any Borrower for any action taken or omitted to be taken by Borrower Agent or Borrowers pursuant to this Agreement.

(b)Notices.  Any notice required by Lender to Borrowers or any Borrower pursuant to this Agreement or the other Loan Documents may be directed to and in the name of Borrower Agent.  Any notice provided to Borrower Agent hereunder shall constitute notice to each Borrower.  Any notice required by a Borrower to Lender pursuant to this Agreement or the other Loan Documents may be sent by and on behalf of such Borrower by Borrower Agent.  Any such notice provided by Borrower Agent shall constitute notice by each such Borrower.

(c)Loan Documents.  Each Borrower hereby empowers and authorizes Borrower Agent, on behalf of such Borrower, to execute and deliver to Lender all Borrowing Base Certificates and Compliance Certificates.  Each Borrower agrees that any action taken by Borrower Agent or Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Borrower Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers with the same effect as if taken by such Borrower.

Section 11.24Sub-license of Intellectual Property - Biz/Dryel Purchase Agreement. Chemicals hereby grants to Lender a sublicense of all rights Chemicals receives to the Licensed IP (as defined in Section 9(a) of the Transition Services Agreement) in order to permit Lender to sell any inventory of the Loan Parties, subject to the terms of Section 9(a) of the Transition Services Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

THIS WRITTEN LOAN AND SECURITY AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BORROWERS: SCOTT’S LIQUID GOLD-INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
SLG CHEMICALS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
NEOTERIC COSMETICS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer

(Signature Page to Loan and Security Agreement)

GUARANTORS: SLG TOUCH-A-LITE, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
COLORADO PRODUCT CONCEPTS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer

(Signature Page to Loan and Security Agreement)

LENDER: UMB BANK, N.A. By: /s/ John D. Watkins Name: John D. Watkins Title: Senior Vice President

(Signature Page to Loan and Security Agreement)